K12 Inc. Releases Selected Preliminary FY 2011 Financial Data and Announces Delay in Filing Annual
Report on Form 10-K

Herndon, VA, September 12, 2011 – K12 Inc. (NYSE: LRN; the “Company”) announced today that on a preliminary and unaudited basis, it expects to report fiscal year ended June 30, 2011 revenues consistent with prior guidance. However, due to delays resulting from the implementation of a new ERP system, including the integration of diverse accounting systems from our recent acquisitions, the Company will require additional time to file its annual report on SEC Form 10-K. We anticipate that we will file during the week of October 3, 2011.

Reasons for Delay in Filing of Form 10-K for Year Ended June 30, 2011

The Company previously reported in filings with the Securities and Exchange Commission (the “SEC”), starting with the June 30, 2010 Form 10-K and quarterly filings thereafter, of the major effort underway to implement an enterprise-wide financial management solution which went “live” on April 1, 2011. Since then, substantial external resources and Company accounting staff have been engaged in intensive quality control and checking of the new ERP system, including the interfaces with the multiple accounting systems inherited with our acquisitions. We stated in our Form 12b-25 filing that we expected to file the Company’s annual SEC Form 10-K report by September 13, 2011. With the time required to complete the quality control checking and taking into account external review and analysis, the Company is announcing that it will not be able to file its Form 10-K by that date.

This delay is not due to any disagreements with the Company’s independent registered public accounting firm. The ERP system implementation is not affecting our enrollment processes, material shipments, marketing, customer experience, or any other part of our business. Moreover, and based on its review of the unaudited financial results, management anticipates that its fiscal year 2011 revenues are consistent with its previous guidance.

Selected Preliminary Financial Data and Update on Operations

Total revenues for the year ended June 30, 2011 are expected to increase to between approximately $515 million and $520 million, consistent with prior guidance and representing a significant increase compared to revenues of $384.5 million for the year ended June 30, 2010. The Company’s financial position is strong as evidenced by a cash balance of approximately $190 million at June 30, 2011. Furthermore, the Company had no bank debt other than notes payable and capital lease obligations for computers totaling approximately $25 million. This has also been a strong business development year with regard to the opening of new states and the removal or expansion of enrollment caps in several existing states that will impact future results.

The Company has cancelled its conference call scheduled for September 14, 2011. Management will present at the BMO Back-to-School conference on September 15th, at 1:15 PM ET. A webcast of this presentation will be available at the Investor Relations section of our website, www.k12.com.

Forward Statements

This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “continue” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: the reduction of per pupil funding amounts at the schools we serve; reputation harm resulting from poor performance or misconduct of other virtual school operators; challenges from virtual public school opponents; failure of the schools we serve to comply with regulations resulting in a loss of funding; discrepancies in interpretation of legislation by regulatory agencies that may lead to payment or funding disputes; termination of our contracts with schools due to a loss of authorizing charter; failure to renew existing contracts with schools; increased competition; and other risks and uncertainties associated with our business described in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of September 12, 2011, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

About K12 Inc.

K12 Inc.  (NYSE:  LRN), a technology-based education company, is the largest provider of proprietary curriculum and online education programs for students in kindergarten through high school in the U.S.  K12 provides its curriculum and academic services to public and private online schools, traditional classrooms, blended school programs, and directly to families.  K12 also operates the K12 International AcademyTM, an accredited, diploma-granting online private school.

Founded in 2000, K12 has provided over 2 million courses – core subjects, AP®, world languages, credit recovery, and electives – to more than 200,000 students worldwide.  Over 90 percent of parents surveyed are satisfied with the K12 program and agree that their children have benefited academically with K12.  Students graduating from K12 virtual schools have been accepted to hundreds of higher education institutions including many of the nation’s top-ranked colleges and universities.

In April 2010, K12 joined with Middlebury College to form a new venture called Middlebury Interactive Languages to create and distribute innovative online language courses for pre-college students. In July 2010, K12 acquired KC Distance Learning, Inc., a nationally recognized leader in online learning with brands that provide high quality education products and online school solutions:  Aventa LearningTM, The KeystoneTM School and iQ Academies®.  In December, K12 acquired The American Education Corporation, a leading provider of instructional and assessment software for kindergarten through adult learners.  In January, K12 finalized a strategic investment to acquire a minority interest in Web International English, a leader in English language training for thousands of students in China.

K12 is accredited through AdvancED, the world’s largest education community.  More information on K12 can be found at:  www.K12.com

© 2011 K12 Inc. K12 and iQ Academies are registered trademarks, and the K12 logo, Aventa Learning, Keystone and K12 International Academy are trademarks of K12 Inc. or its subsidiaries. All other trademarks are the property of their respective owners.

Investor Contact:
Keith Haas
SVP, Finance and Investor Relations
703-483-7077
khaas@k12.com

Press Contact:
Jeff Kwitowski
VP, Public Relations
703-483-7281
jkwitowski@k12.com